Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176786

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated July 24, 2013

PROSPECTUS    SUPPLEMENT

(To Prospectus dated September 12, 2011)

$

$             % Notes due

$             % Notes due

The         % notes will mature on                     (the “         Notes”) and the         % notes will mature on                     (the “         Notes” and, together with the         Notes, the “Notes”). We will pay interest on the Notes on                     and                     of each year, beginning                     , 2014. We may redeem either series of Notes, in whole at any time or in part from time to time, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

The Notes will be unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The Notes will be issued only in registered book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes of either series on a national securities exchange or for quotation of such Notes on any automated dealer quotation system.

Investing in these securities involves risks. See the risks described herein and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

	Public Offering Price (1)		Underwriting Discount		Proceeds to Nucor (before expenses) (1)
Per Note		%		%		%
Total	$		$		$
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from July , 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about July    , 2013, against payment therefor in immediately available funds.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Deutsche Bank Securities	Wells Fargo Securities

The date of this prospectus supplement is July     , 2013.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated September 12, 2011, gives more general information, some of which does not apply to this offering.

Except as otherwise indicated, all references in this prospectus supplement to “Nucor,” “the Company,” “our company,” “we,” “us” and “our” refer to Nucor Corporation and its consolidated subsidiaries.

If the description of this offering and the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

Before you invest in the Notes, you should carefully read this prospectus supplement and the accompanying prospectus. For more information about us, you should also read the documents we have referred you to under “Where You Can Find More Information” in this prospectus supplement. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be read at the Securities and Exchange Commission (the “SEC”) website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information” in this prospectus supplement.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections and comments reflected in our forward-looking statements reflect our best judgment based on current information, and although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (i) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (ii) availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or could result in a delay or cancellation of existing or future drilling within our natural gas working interest drilling programs; (iii) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the U.S.; (iv) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (v) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (vi) uncertainties surrounding the global economy, including the severe economic downturn in construction markets and excess world capacity for steel production; (vii) fluctuations in currency conversion rates; (viii) U.S. and foreign trade policy affecting steel imports or exports; (ix) significant changes in laws or government regulations affecting environmental compliance, including legislation or regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs and our capital expenditures and operating costs; (x) the cyclical nature of the steel industry; (xi) capital investments and their impact on our performance; and (xii) our safety performance. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC.

You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with different information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing the purchase of the Notes to cover syndicate short positions and the imposition of penalty bids. For a description of those activities, see “Underwriting.”

NUCOR CORPORATION

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities and customers primarily located in North America and, increasingly, internationally. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron, hot briquetted iron and direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor’s operations also include international trading companies that buy and sell steel and steel products. Nucor is North America’s largest recycler of steel.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “NUE.”

Recent Developments

Nucor’s consolidated net earnings for the second quarter of 2013 were $85.1 million, or $0.27 per diluted share. By comparison, Nucor reported net earnings of $84.8 million, or $0.26 per diluted share, in the first quarter of 2013 and net earnings of $112.3 million, or $0.35 per diluted share, in the second quarter of 2012. In the first half of 2013, Nucor reported consolidated net earnings of $169.9 million, or $0.53 per diluted share, compared with consolidated net earnings of $257.4 million, or $0.81 per diluted share, in the first half of last year.

Nucor’s consolidated net sales increased 3% to $4.67 billion in the second quarter of 2013 compared with $4.55 billion in the first quarter of 2013 and decreased 8% compared with $5.10 billion in the second quarter of 2012. In the first half of 2013, Nucor’s consolidated net sales decreased 9% to $9.22 billion, compared with $10.18 billion in last year’s first half.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        , after deducting our estimated offering expenses and the underwriting discount. We plan to use the net proceeds from the sale of the Notes for general corporate purposes.

We may temporarily invest any net proceeds prior to their use for the above purpose in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, short-term investment grade securities, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the net proceeds with banks.

CAPITALIZATION

The following table sets forth our capitalization at March 30, 2013. The “As Adjusted” column below gives effect to this offering and the application of the net proceeds from the sale of the Notes. See “Use of Proceeds” in this prospectus supplement.

	March 30, 2013
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$902,700	$

Short-term investments	29,503

Short-term debt	42,384

Long-term debt due within one year (1)	250,000

Long-term debt due after one year:
Revolving credit facility (2)	—
Industrial revenue bonds, 0.30% to 1.50%, variable, due from 2014 to 2040	1,030,200
Notes, 5.750%, due 2017	600,000
Notes, 5.850%, due 2018	500,000
Notes, 4.125%, due 2022	600,000
Notes, 6.400%, due 2037	650,000
Notes offered hereby, %, due	—
Notes offered hereby, %, due	—

Total long-term debt due after one year	3,380,200

Total debt	3,672,584

Stockholders’ equity:
Preferred stock, $4 par value, 250,000 shares authorized, none issued	—
Common stock, $0.40 par value, 800,000,000 shares authorized, 317,783,440 shares issued and outstanding	150,807
Additional paid-in capital	1,817,429
Retained earnings	7,091,645
Accumulated other comprehensive income, net of income taxes	6,248
Treasury stock	(1,499,033)

Total Nucor stockholders’ equity	7,567,096
Noncontrolling interests (3)	235,147

Total equity	7,802,243

Total capitalization	$11,474,827	$

(1)	Represents unsecured 5.000% notes due 2013, which were repaid in full on June 3, 2013.

(2)

We have a five-year unsecured revolving credit facility maturing in December 2016 that provides for up to $1.5 billion in unsecured revolving loans and up to $500.0 million in additional commitments at Nucor’s election in accordance with the terms set forth in the revolving credit facility. No borrowings were outstanding under this revolving credit facility as of the date of this prospectus supplement. We anticipate extending the maturity of the revolving credit facility two years concurrent with the closing of this offering.

(3)

The inclusion of noncontrolling interests in total capitalization has the effect of increasing our total capitalization. Noncontrolling interests primarily represent the 49% interest in Nucor-Yamato Steel Company (Limited Partnership) that we do not own.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have derived the following results of operations and balance sheet data for and as of the end of our last five fiscal years from our audited consolidated financial statements. The selected financial data for the three months (13 weeks) ended March 31, 2012 and March 30, 2013 have been derived from unaudited consolidated financial statements of Nucor. The unaudited financial information, in the opinion of management, has been prepared on a basis consistent with the audited financial statements and contains all adjustments necessary for a fair presentation of the information for the periods presented. The results for the three months (13 weeks) ended March 31, 2012 and March 30, 2013 may not be indicative of the results to be achieved for any other interim period or the entire fiscal year. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Information Filed with the SEC” in this prospectus supplement.

	For the Year Ended					Three Months (13 Weeks) Ended
	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2012	March 30, 2013
	(in thousands, except per share amounts, ratios and per ton amounts)
Selected statement of earnings data:
Net sales	$23,663,324	$11,190,296	$15,844,627	$20,023,564	$19,429,273	$5,072,594	$4,550,772

Costs, expenses and other:
Cost of products sold	19,711,437	11,090,230	15,060,882	18,142,144	17,915,735	4,692,067	4,247,556
Marketing, administrative and other expenses	614,910	296,951	331,455	439,528	454,900	107,119	116,225
Equity in losses of unconsolidated affiliates	36,920	82,341	32,082	10,043	13,323	6,674	1,172
Impairment of non-current assets	105,183	—	—	13,943	30,000	—	—
Interest expense, net	90,483	134,752	153,093	166,094	162,375	41,672	32,491

	20,558,933	11,604,274	15,577,512	18,771,752	18,576,333	4,847,532	4,397,444

Earnings (loss) before income taxes and noncontrolling interests	3,104,391	(413,978)	267,115	1,251,812	852,940	225,062	153,328
Provision for (benefit from) income taxes	959,480	(176,800)	60,792	390,828	259,814	61,650	42,600

Net earnings (loss)	2,144,911	(237,178)	206,323	860,984	593,126	163,412	110,728
Earnings attributable to noncontrolling interests	313,921	56,435	72,231	82,796	88,507	18,308	25,939

Net earnings (loss) attributable to Nucor stockholders	$1,830,990	$(293,613)	$134,092	$778,188	$504,619	$145,104	$84,789

Net earnings (loss) per share:
Basic	$5.99	$(0.94)	$0.42	$2.45	$1.58	$0.46	$0.26
Diluted	$5.98	$(0.94)	$0.42	$2.45	$1.58	$0.46	$0.26
Selected operating data:
Tons sold to outside customers	25,187	17,576	22,019	23,044	23,092	5,921	5,706
Composite sales price per ton (1)	$940	$637	$720	$869	$841	$857	$798
Selected balance sheet data (at period end):
Cash and cash equivalents	$2,355,130	$2,016,981	$1,325,406	$1,200,645	$1,052,862	$1,179,814	$902,700
Total assets	$13,874,443	$12,571,904	$13,921,910	$14,570,350	$14,152,059	$14,814,465	$14,039,010
Long-term debt, excluding current maturities	$3,086,200	$3,080,200	$4,280,200	$3,630,200	$3,380,200	$3,630,200	$3,380,200
Nucor stockholders’ equity	$7,929,204	$7,390,526	$7,120,070	$7,474,885	$7,641,571	$7,585,584	$7,567,096
Other data:
Dividends declared per share	$1.91	$1.41	$1.4425	$1.4525	$1.4625	$0.3650	$0.3675
Return on average stockholders’ equity	28.1%	-3.8%	1.8%	10.7%	6.7%	7.7%	4.5%
Capital expenditures	$1,018,980	$390,500	$345,294	$450,627	$1,019,334	$167,329	$305,995
Depreciation	$479,484	$494,035	$512,147	$522,571	$534,010	$131,338	$130,425
Ratio of earnings to fixed charges (2)	20.39	(3)	2.42	7.44	5.38	5.58	4.41

(1)	Composite sales price per ton is net sales divided by total tons sold to outside customers.

(2)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax earnings (loss) before adjustment for noncontrolling interests, plus (less) losses (earnings) from equity investments and plus fixed charges, amortization of capitalized interest and distributed income of equity investees, less capitalized interest and pre-tax earnings in noncontrolling interests in subsidiaries that have not incurred fixed charges. “Fixed charges” consists of interest expense, including capitalized interest and the estimated interest component of rent expense, and amortization of bond issuance costs and settled swaps.

(3)	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $397,557.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes (referred to in the accompanying prospectus as “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which description reference is hereby made.

General

The Notes will be issued under an indenture, dated as of January 12, 1999, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as supplemented by a supplemental indenture, to be dated as of July     , 2013, between us and the trustee (together, the “indenture”). The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Certain provisions of the indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the Notes and the indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of the Notes and the indenture. A copy of the indenture is available upon request.

The Notes will constitute two series of debt securities to be issued under the indenture and will be governed by all of the applicable terms and covenants contained in the indenture. The indenture does not limit the aggregate principal amount of debt securities (referred to as the “debt securities”) which may be issued thereunder.

After issuance of the Notes, we may reopen and issue additional Notes from the same series of Notes by board resolution without your consent and without notifying you. Any such additional Notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the series of Notes (except the public offering price, date of issuance and, if applicable, the initial interest payment date) issued pursuant to this prospectus supplement. Any such additional Notes, together with the same series of Notes offered by this prospectus supplement, will be consolidated with and constitute a single series of debt securities under the indenture.

The cover page of this prospectus supplement sets forth the maturity dates, the aggregate principal amounts and the interest rates of the Notes. The Notes will bear interest from, and including, the date of issuance, payable semiannually in arrears on each                      and                     , commencing                     , 2014, to the persons in whose names the Notes are registered at the close of business on the                      immediately preceding each                      or the                      immediately preceding each                     . Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time.

The Notes will be exchangeable and transfers of the Notes will be registrable, subject to the limitations provided in the indenture, at the principal corporate trust office of the trustee in New York, New York.

If any interest payment date, stated maturity date or earlier redemption date falls on a Saturday, a Sunday or a day on which banking institutions are authorized by law to close, then the required payment of principal of and premium, if any, and interest may be made on the next succeeding day not a Saturday, a Sunday or a day on which banking institutions are authorized by law to close, as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption date, as the case may be.

The Notes will not have the benefit of a sinking fund.

The covenants in the indenture may not protect you from a decline in our credit quality due to highly leveraged or other transactions in which we may engage.

We do not intend to apply for the listing of the Notes of either series on a national securities exchange or for quotation of such Notes on any automated dealer quotation system.

Ranking

The Notes will be our senior unsecured obligations. Payment of the principal and interest on the Notes will rank equally with all of our other unsecured and unsubordinated debt outstanding from time to time. The Notes will be subordinated to any secured indebtedness of ours to the extent of any such security. After giving effect to the offering, as of March 30, 2013, we would have had approximately $         of total consolidated indebtedness and a percentage of indebtedness to total capital (which includes our long-term indebtedness, Nucor stockholders’ equity and noncontrolling interests) of approximately     %. That amount includes approximately $250 million aggregate principal amount of our unsecured 5.000% notes due 2013 (which we repaid in full on June 3, 2013), $600 million aggregate principal amount of our unsecured 5.750% notes due 2017, $500 million aggregate principal amount of our unsecured 5.850% notes due 2018, $600 million aggregate principal amount of our unsecured 4.125% notes due 2022, $650 million aggregate principal amount of our unsecured 6.400% notes due 2037 and $1,030.2 million aggregate principal amount of secured indebtedness under our industrial revenue bonds.

Except as described under “Description of Our Debt Securities—Covenants Applicable to Our Debt Securities” in the accompanying prospectus, the indenture does not limit us or any of our Subsidiaries (as defined in the accompanying prospectus) from incurring more indebtedness or issuing more securities and does not contain financial or similar restrictions on us or any of our Subsidiaries. Our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our Subsidiaries upon the Subsidiary’s liquidation or reorganization or otherwise are effectively subordinated to the claims of the Subsidiary’s creditors, except to the extent that we or any of our creditors may be a creditor of that Subsidiary. As of March 30, 2013, our Subsidiaries had $42.4 million aggregate principal amount of indebtedness, consisting of trade credit financing arrangements.

Optional Redemption

Before the date that is          months (with respect to the          Notes) or          months (with respect to the          Notes) prior to the applicable maturity date for such series of Notes, the Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including the portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third business day preceding the redemption date), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the date that is          months (with respect to the          Notes) or          months (with respect to the          Notes) prior to the applicable maturity date for such series of Notes, the Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option at par plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date, plus     % (with respect to the              Notes) and         % (with respect to the              Notes).

“Comparable Treasury Issue” means the United States Treasury security selected by our choice of Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its successors, or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, another Reference Treasury Dealer (as defined below), as having a maturity comparable to the remaining term of the Notes of that series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of that series.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, and two other primary U.S. government securities dealers in New York City selected by us (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer or is no longer quoting prices for United States Treasury securities, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding the redemption date.

Notice of any redemption will be delivered at least 30 days but no more than 90 days before the redemption date to each registered holder of the Notes to be redeemed. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. If we redeem less than all of the Notes of a series, the trustee will select the particular Notes of that series to be redeemed pro rata, by lot, or by another method the trustee deems fair and appropriate and in accordance with the procedures of DTC and its participants in effect from time to time. Unless we default in payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the redemption date.

Change of Control Offer to Purchase

If a Change of Control Triggering Event (as defined below) occurs, holders of Notes may require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of purchase (unless a notice of redemption has been delivered within 30 days after such Change of Control

Triggering Event stating that all of the Notes will be redeemed as described above). We will be required to deliver to holders of the Notes a notice describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the Notes. The notice must be delivered within 30 days after any Change of Control Triggering Event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is delivered.

On the date specified for repurchase of the Notes, we will, to the extent lawful:

•	accept for payment all properly tendered Notes or portions of Notes;

•	deposit with the paying agent the required payment for all properly tendered Notes or portions of Notes; and

•	deliver to the trustee the repurchased Notes, accompanied by an officer’s certificate stating, among other things, the aggregate principal amount of repurchased Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the Notes. To the extent that these requirements conflict with the provisions requiring repurchase of the Notes, we will comply with such requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the Notes. Additionally, if an event of default exists under the indenture (which is unrelated to the repurchase provisions of the Notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the Notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the Notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our board of directors are not Continuing Directors (as defined below). Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (a) was a member of the board of directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to the board of directors by or with the approval (given either before or after such member’s election or appointment) of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB– (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of McGraw Hill Financial, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

The following are “events of default” with respect to the Notes:

•

default in the payment of any interest installment with respect to the Notes when due and continuance of the default for a period of 15 days after receipt by us of written notice of the default from any person;

•	default in the payment of principal of, or premium, if any, on, the Notes when due either at maturity, when called for redemption, by declaration or otherwise;

•

default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 10 days after receipt by us of written notice of the default from any person;

•

failure by us to observe or perform any other covenant or agreement in respect of the Notes for a period of 90 days after the trustee gives us written notice, or holders of at least 25% in aggregate principal amount of the outstanding Notes give us and the trustee written notice of default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the indenture.

Book-Entry System

The certificates representing the Notes of each series will be issued in the form of one or more fully registered global Notes without coupons (each, a “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the Notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual Notes represented thereby, any interests in a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor. See “Description of Our Debt Securities—Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at http://www.dtcc.com.

Holding through Euroclear and Clearstream

Investors may hold interests in a Global Note through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold interests in the Notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if investors wish to exercise rights that expire on a particular day, they may need to act before the expiration date. In addition, if investors hold their interests through both DTC and Euroclear or Clearstream, they may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation or responsibility to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Same-Day Funds Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of Notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

SEC Reports

To the extent information, documents or reports are required to be filed with the SEC and delivered to the trustee or the holders of the Notes, the availability of such information, documents or reports on the SEC’s Electronic Data Gathering Analysis and Retrieval system or its Interactive Data Electronic Applications system or the Company’s website shall be deemed to have satisfied such delivery requirements to the trustee or the holders of the Notes, as applicable.

The Trustee

The Bank of New York Mellon will be the trustee under the indenture. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the Notes will be effected by the trustee at the principal office of the trustee located in New York, New York.

The Bank of New York Mellon is a lender under our unsecured revolving credit facility. Consequently, The Bank of New York Mellon could be faced with potential conflicts of interest and conflicting obligations in the event of a default under, or with regard to other circumstances relating to, any or all of this indebtedness.

The indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and the Notes are in default, it must eliminate that conflict, resign or, if applicable, apply to the SEC to continue.

The trustee or its affiliates have served and may in the future serve as trustee under various of our debt instruments and as an agent and lender under our credit facilities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Notes, but does not provide a complete analysis of all potential tax considerations.

This summary describes, in the case of U.S. Holders (as defined below), the material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), the material U.S. federal income and estate tax consequences, of the acquisition, ownership and disposition of the Notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as of the date hereof and which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the Notes who acquired the Notes at their original issue price within the meaning of Section 1273 of the Code and if you hold the Notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	an insurance company;

•	a real estate investment trust;

•	a U.S. person that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity for U.S. federal income tax purposes;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•	a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or to be taxed as a resident alien; or

•	a person who acquires the Notes in connection with employment or other performance of services.

In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the Notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

Investors considering acquiring Notes should consult their tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of Notes and for U.S. federal income tax purposes are:

•	a citizen or individual resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, investing in and disposing of the Notes through a partnership.

Payment of Interest

All of the Notes bear interest at a fixed rate. You generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the Notes. At our option, we may redeem part or all of the Notes, as described in “Description of Notes—Optional Redemption,” for a price that may include an additional amount in excess of the principal amount of such Notes. Based on existing Treasury Regulations, we intend to take the position that this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon a redemption will not affect the yield to maturity or the maturity date of the Notes. If, contrary to our expectations, we redeem the Notes, any premium paid to you should be taxed as capital gain under the rules described below under “—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes.” You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon the redemption, including any premium you receive.

In addition, upon the occurrence of a Change of Control Triggering Event, holders of the Notes will have the right to require us to repurchase all or any part of the Notes, as described in “Description of Notes—Change of Control Offer to Purchase,” at a price that may include an additional amount in excess of the principal amount of the Notes. Our obligation to pay such excess amounts may cause the IRS to take the position that the Notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the Notes would likely be different from the consequences discussed herein. Notwithstanding this possibility, we intend to take the position that the likelihood of such a repurchase is remote and accordingly that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or maturity date of the Notes and does not cause the Notes to be treated as contingent payment debt instruments. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a Change of Control Triggering Event, the premium should be treated as a capital gain under the rules described below under “—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes.”

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your adjusted tax basis in the Notes. Your tax basis in a Note generally will equal your cost of the Note.

Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a Note and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 28%, when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form in a timely manner that provides:

•	your correct taxpayer identification number; and

•

a certification that (a) you are exempt from backup withholding because you come within an enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including certain corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish required information to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

Generally, subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act (“FACTA”) below, if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax and withholding tax provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us actually or constructively through stock ownership;

•	you are not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) you provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form.

Interest on the Notes which is not exempt from U.S. withholding tax as described above and is not effectively connected with a U.S. trade or business generally will be subject to U.S. withholding tax at a 30% rate (or, if applicable, a lower treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on a Note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide a properly executed Form W-8BEN or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

If you are a Non-U.S. Holder, you generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (or, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•

you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on that gain at graduated rates on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, any gain realized by you from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S. source capital losses.

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a Note at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding Tax

If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a Note if you provide the statement described in “—Non-U.S. Holders—Payment of Interest,” provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a Note with respect to Non-U.S. Holders.

Information reporting will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker is:

•	a U.S. person;

•	a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•

a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

Notwithstanding the foregoing, payment of the proceeds of any such sale of a Note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “—Non-U.S. Holders—Payment of Interest” or otherwise establish an exemption.

New Legislation

Unearned Medicare Contribution Tax

An additional 3.8% Medicare tax will be imposed on certain net investment income of individuals (other than individuals who are nonresident aliens) with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of a Note) and certain other income, as reduced by any deductions properly allocable to such income or gain. If you are a U.S. Holder that is an individual, estate or trust, you should consult a tax advisor regarding the applicability of the Medicare tax to income and gains arising from your investment in the Notes.

FATCA

The Hiring Incentives to Restore Employment Act, which contains provisions originally proposed in FACTA, was enacted on March 18, 2010, and generally imposes a 30% U.S. withholding tax on “withholdable payments,” which include certain U.S. source payments, including interest and gross proceeds from a disposition of property (such as the Notes) of a type which can produce U.S. source interest, if paid to certain foreign entities on or after certain specified dates. However, recently promulgated Treasury Regulations and a recent IRS notice provide that debt securities, such as the Notes, outstanding on July 1, 2014 will not be subject to these rules. As a result, unless the Notes are materially modified (within the meaning of the Treasury Regulations) on or after July 1, 2014, which would cause a deemed reissuance of the Notes, FATCA withholding will not apply. You should consult your own tax advisors regarding the implication of this legislation on your investment in the Notes.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $         and are payable by us.

New Issue of Notes

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes of either series on a national securities exchange or for quotation of such Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop.

If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, the affiliates of some of the underwriters are participants in our multi-year revolving credit facility described in our filings with the SEC. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain others of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive (as defined below);

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive (as defined below), 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The legality of the Notes will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Skyline Steel LLC business the Company acquired as of June 20, 2012) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s website at http://www.sec.gov or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005 and on our website at http://www.nucor.com.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.

We incorporate by reference into this prospectus supplement the documents listed below and any future documents we file with the SEC (File No. 001-04119) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013;

•	our Current Reports on Form 8-K filed on April 12, 2013 and May 14, 2013; and

•

the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed on September 14, 2010 with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us, or from the SEC through the SEC’s website, http://www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference into this prospectus supplement by requesting them in writing or by telephone from us at the following address and telephone number:

Nucor Corporation

Attn: A. Rae Eagle, Corporate Secretary

1915 Rexford Road

Charlotte, North Carolina 28211

Telephone: (704) 366-7000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus supplement.

PROSPECTUS

Nucor Corporation

Debt Securities

Common Stock

Preferred Stock

We may offer from time to time, in one or more offerings, debt securities, common stock and preferred stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide specific terms of those securities, and the manner in which they are being offered, in a supplement to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest.

The securities may be offered on a continuous or delayed basis directly to purchasers or to or through one or more underwriters, agents or dealers as designated by us from time to time. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable supplement to this prospectus will set forth the names of any underwriters, agents or dealers and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “NUE.”

Investing in these securities involves risks. See the risks described under “Risk Factors” on page 3 of this prospectus and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as they may be amended, updated and modified, along with disclosures relating to risks contained in our reports filed with the Securities and Exchange Commission, which are incorporated by reference into this prospectus. Additional risks may also be included in a supplement to this prospectus.

Our principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and our telephone number at that location is (704) 366-7000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 12, 2011.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings at any time and from time to time.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those securities and that offering. Any supplement to this prospectus may also add, update or change information contained in the prospectus. As a result, the summary descriptions of the securities in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any securities contained in an accompanying supplement.

You should carefully read this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus or the documents incorporated by reference, statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements reflect our best judgment based on current information and circumstances that we believe to be reasonable when made, we can give no assurance that future events will not affect the accuracy of such forward-looking information or that such statements will prove to be correct. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to, (i) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including pig iron and scrap steel; (ii) availability and cost of electricity and natural gas; (iii) market demand for steel products, which, in the case of many of our products, is driven by the level of non-residential construction activity in the U.S.; (iv) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (v) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (vi) uncertainties surrounding the global economy, including the severe economic downturn in construction markets and excess world capacity for steel production; (vii) fluctuations in currency conversion rates; (viii) U.S. and foreign trade policy affecting steel imports or exports; (ix) significant changes in laws or government regulations affecting environmental compliance, including legislation or regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs and our capital expenditures and operating costs; (x) the cyclical nature of the steel industry; (xi) capital investments and their impact on our performance; and (xii) our safety performance. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC.

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, any accompanying supplement and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Except as otherwise indicated, all references in this prospectus to “Nucor,” “the company,” “we” and “our” refer to Nucor Corporation, and its consolidated subsidiaries.

THE COMPANY

Nucor manufactures steel and steel products. Nucor also produces direct reduced iron (“DRI”) for use in the Company’s steel mills. Through The David J. Joseph Company and its affiliates, which Nucor acquired in 2008, Nucor also processes ferrous and nonferrous metals and brokers ferrous and nonferrous metals, pig iron, hot briquetted iron and DRI. Most of the Company’s operating facilities and customers are located in North America, but increasingly, Nucor is doing business outside of North America as well. The Company’s operations include several international trading companies that buy and sell steel and steel products manufactured by the Company and others.

Nucor is North America’s largest recycler, using scrap steel as the primary raw material in producing steel and steel products.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “NUE.”

RISK FACTORS

Investing in our securities involves risks. Please see the risk factors described in this prospectus (including the risk factors described under the heading “Cautionary Notice Regarding Forward-Looking Statements”), any applicable supplement and Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as they may be amended, updated and modified, along with the disclosures related to risks contained in our reports filed with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained in or incorporated by reference into this prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

USE OF PROCEEDS

Unless we state otherwise in the applicable supplement, we will use the net proceeds from the sale of the securities that may be offered by this prospectus and the applicable supplement for refinancing indebtedness, for general corporate purposes, which may include capital expenditures, additions to working capital, advances for or investments in our subsidiaries and acquisitions, and for repurchases of shares of our common stock.

We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Nucor’s historical ratio of earnings to fixed charges is shown in the table below. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax earnings/losses before adjustment for noncontrolling interests or earnings and losses from equity investments plus fixed charges, amortization of capitalized interest and distributed income of equity investees, less interest capitalized and pre-tax earnings in noncontrolling interests in subsidiaries that have not incurred fixed charges. “Fixed charges” consists of interest cost and amortization of bond issuance costs and settled swaps and estimated interest on rent expense.

	Year-ended December 31,					Six Months Ended July 3, 2010	Six Months Ended July 2, 2011
	2006	2007	2008	2009	2010
Ratio of Earnings to Fixed Charges	68.25x	42.21x	20.39x	*	2.42x	3.85x	8.49x

*	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $397,557.

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer with this prospectus. We will provide additional or different terms of the debt securities in the applicable supplement.

We will issue debt securities under an indenture, dated as of January 12, 1999, as supplemented to the date hereof, between Nucor and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. We refer to this indenture, as supplemented, as the “Indenture.”

The following description summarizes some of the provisions of the Indenture, including definitions of some of the more important terms in the Indenture. However, we have not described every aspect of the debt securities. You should refer to the actual Indenture for a complete description of its provisions and the definitions of terms used in it, because the Indenture, and not this description, will define your rights as a holder of the debt securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable supplement.

The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture and any supplements.

General Terms of Our Debt Securities.

The Indenture does not limit the aggregate principal amount of debt securities that we may issue under the Indenture and provides that we may issue debt securities from time to time in one or more series. (Section 2.01). In addition, neither the Indenture nor the debt securities will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur.

Under the Indenture, as of September 1, 2011, we have outstanding approximately:

•	$350,000,000 of 4.875% Notes due 2012;

•	$300,000,000 of 5.000% Notes due 2012;

•	$250,000,000 of 5.000% Notes due 2013;

•	$600,000,000 of 5.750% Notes due 2017;

•	$500,000,000 of 5.850% Notes due 2018;

•	$600,000,000 of 4.125% Notes due 2022; and

•	$650,000,000 of 6.400% Notes due 2037.

The debt securities will be our unsecured obligations and will rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness. The debt securities will be subordinated to our existing and future secured indebtedness and that of our subsidiaries and to any existing and future unsecured, unsubordinated indebtedness of our subsidiaries. In other words, if we should default on our debt, we will not make payments on the debt securities until we have fully paid off our secured indebtedness and that of our subsidiaries and any unsecured, unsubordinated indebtedness of our subsidiaries.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of debt securities, will be described in the applicable supplement.

This description will contain all or some of the following as applicable:

•	the title of the debt security;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the offering price and the amount we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which principal and premium, if any, of the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where principal of, premium, if any, and interest on the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•

the respective redemption and repayment rights, if any, of Nucor and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•

the conversion price and other terms of any debt securities that a holder may convert into or exchange for our other securities before our redemption, repayment or repurchase of those convertible debt securities;

•	any addition to or change in the covenants or events of default relating to any of the debt securities;

•

any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or the Company or an affiliate;

•

whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system; and

•	any other specific terms, conditions and provisions of the debt securities.

Unless the applicable supplement provides differently, the trustee will register the transfer of any debt securities at its offices. (Section 2.05).

Unless the applicable supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. There will be no service charge for any exchange or registration or transfer of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge that may be imposed in connection therewith. (Sections 2.03 and 2.05).

We may issue debt securities as original issue discount securities, to be sold at a substantial discount below their principal amount. The applicable supplement will describe any special federal income tax and other considerations applicable to these securities.

Covenants Applicable to Our Debt Securities.

Unless stated otherwise in the applicable supplement, debt securities will have the benefit of the following covenants. We have defined several capitalized terms used in this section in the subsection below entitled “Definitions of Key Terms in the Indenture.” Capitalized terms not defined herein are defined in the Indenture.

Restrictions on Secured Indebtedness.

The Indenture provides that as long as we have any debt securities outstanding under the Indenture we will not, and we will not permit any Restricted Subsidiary to, create, assume, issue, guarantee or incur any Secured Indebtedness, unless immediately thereafter the aggregate amount of all Secured Indebtedness, together with the discounted present value of all rentals due in respect of Sale and Leaseback Transactions, would not exceed 10% of Consolidated Net Tangible Assets. For purposes of the calculation, the discounted present value of all rentals does not include rentals to which Section 5.06 does not apply.

These restrictions do not apply to the following Secured Indebtedness, which we exclude in computing Secured Indebtedness for the purpose of the restrictions:

•	Liens on property as to which such series of debt securities are equally and ratably secured with (or, at our option, prior to) that Secured Indebtedness;

•

Liens on property, including Shares or Indebtedness, of any entity existing at the time that entity becomes a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of that entity becoming a Restricted Subsidiary;

•

Liens on property, including Shares or Indebtedness, existing at the time of acquisition of that property by us or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of that property created upon the acquisition of that property by us or a Restricted Subsidiary, or Liens to secure any Secured Indebtedness incurred by us or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of the project of which that property is a part, which Secured Indebtedness is incurred for the purpose of, and the principal amount secured by the Lien does not exceed the cost of, financing all or any part of the purchase price thereof or construction or improvements, alterations or repairs thereon;

•	Liens securing Secured Indebtedness of any Restricted Subsidiary owing to us or to another Restricted Subsidiary;

•

Liens on property of an entity existing at the time that entity is merged or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into by that entity prior to and not in contemplation of that merger, consolidation, sale, lease or other disposition;

•

Liens on our property or the property of a Restricted Subsidiary in favor of governmental authorities, or any trustee or mortgagee acting on behalf, or for the benefit of, any governmental authorities, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Liens, and any other Liens incurred or assumed in connection with pollution control, industrial revenue, private activity or similar bonds issued by a governmental authority on behalf of us or a Restricted Subsidiary;

•	Liens existing on the first date on which a debt security is authenticated by the trustee under the Indenture;

•	Liens on any property which is not a Principal Property; and

•	Any extension, renewal or replacement in whole or in part of the foregoing, provided that the principal amount of the Secured Indebtedness being extended, renewed or replaced shall not be increased.

(Section 5.05).

Restrictions on Sales and Leasebacks.

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

•

after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to all such transactions plus all Secured Indebtedness outstanding to which Section 5.05 of the Indenture is applicable, would not exceed 10% of Consolidated Net Tangible Assets or

•

an amount equal to the greater of the amount of the net proceeds to us or such Restricted Subsidiary or the fair market value of such property as determined by our board of directors is applied to retirement of Funded Debt within one year after the consummation of such transaction.

This restriction will not apply to, and there will be excluded in computing Attributable Debt for the purpose of the restriction, Attributable Debt with respect to any Sale and Leaseback Transaction if:

•	such Sale and Leaseback Transaction is entered into in connection with pollution control, industrial revenue, private activity or similar financing;

•

if we or a Restricted Subsidiary applies an amount equal to the net proceeds (after repayment of any Secured Indebtedness secured by a Lien encumbering the Principal Property which Secured Indebtedness existed immediately before the Sale and Leaseback Transaction) of the sale or transfer of the Principal Property leased pursuant to the Sale and Leaseback Transaction to investment in another Principal Property within one year prior or subsequent to the sale or transfer; or

•

such Sale and Leaseback Transaction was entered into by an entity prior to the time (i) that the entity became a Restricted Subsidiary, (ii) that the entity merged or consolidated with us or a Restricted Subsidiary, or (iii) of a sale, lease or other disposition of the entity’s properties as an entirety or substantially as an entirety to us or a Restricted Subsidiary, or in each case arises thereafter pursuant to contractual commitments entered into by that entity prior to and not in contemplation of the entity becoming a Restricted Subsidiary or that merger, consolidation, sale, lease or other such disposition.

(Section 5.06).

Consolidation, Merger and Sale of Assets.

Without the consent of the holders of any of the outstanding debt securities, we may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person, as long as:

•	the successor is a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia;

•	the successor corporation assumes our obligations on the debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice, lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met.

(Section 12.01).

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Definitions of Key Terms in the Indenture.

The Indenture defines the following terms used in this subsection:

“Attributable Debt” means the present value (discounted in accordance with a method of discounting which for financial reporting purposes is consistent with generally accepted accounting principles but at a discount rate of not less than 10% per annum, compounded annually) of the rental payments during the remaining term of any Sale and Leaseback Transaction for which the lessee is obligated (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and for contingent rents (such as those based on sales). In case of any Sale and Leaseback Transaction which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as shown on the most recent consolidated balance sheet of Nucor and our subsidiaries.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months from such date but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) any indebtedness for borrowed money which may be payable from the proceeds under or pursuant to an agreement to provide borrowings with a maturity of more than 12 months from the date as of which the amount thereof is to be determined.

“Indebtedness” means, as to any corporation or other person, all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such corporation or other person or for which such corporation or other person is otherwise responsible or liable.

“Lien” shall mean any mortgage, pledge, security interest, lien or other similar encumbrance.

“Principal Property” means (i) any manufacturing plant located in the United States, or manufacturing equipment located in any such manufacturing plant (together with the land on which that plant is erected and fixtures comprising a part thereof), owned or leased on the first date on which a debt security is authenticated by the trustee or thereafter acquired or leased by us or any Restricted Subsidiary, and (ii) any Shares issued by, or any interest of ours or any Subsidiary in, any Restricted Subsidiary, other than (a) any property or Shares or interests the book value of which is less than 1% of Consolidated Net Tangible Assets, or (b) any property or Shares or interests which our board of directors determines is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries, as an entirety, or (c) any portion of any property which our board of directors determines not to be of material importance to the use or operation of that property. “Manufacturing plant” does not include any plant owned or leased jointly or in common with one or more persons other than us and our Restricted Subsidiaries in which the aggregate direct or indirect interest of ours and our Restricted Subsidiaries does not exceed 50%. “Manufacturing equipment” means manufacturing equipment in those manufacturing plants used directly in the production of our or any Restricted Subsidiary’s products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of our or any Restricted Subsidiary’s products.

“Restricted Subsidiary” means any Subsidiary substantially all the property of which is located within the United States, other than a Subsidiary primarily engaged in investing in and/or financing our or any Subsidiary’s or affiliate’s operations outside the United States.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property of ours or any Restricted Subsidiary, whether that Principal Property is now owned or hereafter acquired (except for leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries and except for leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation of that property), which Principal Property has been or is to be sold or transferred by us or the Restricted Subsidiary to that person.

“Secured Indebtedness” means Indebtedness secured by any Lien upon property (including Shares or Indebtedness issued by or other ownership interests in any Restricted Subsidiary) owned by us or any Restricted Subsidiary.

“Shares” means as to any corporation all the issued and outstanding equity shares (except for directors’ qualifying shares) of that corporation.

“Subsidiary” means an entity more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, “voting interest” in any entity means any equity interest which ordinarily has voting power for the election of directors or their equivalent.

(Section 1.01).

Events of Default.

The following are “events of default” with respect to debt securities of any series, unless it is either inapplicable to a particular series or is specifically deleted or modified in any supplemental indenture under which such series is issued:

•

default in the payment of any interest installment with respect to debt securities of that series when due and continuance of the default for a period of ten (10) days after receipt by us of written notice of the default from any person;

•

default in the payment of principal of or premium, if any, on debt securities of that series when due either at its maturity, when called for redemption, by declaration or otherwise, and continuance of the default for a period of ten (10) days after receipt by us of written notice of the default from any person;

•

default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of any of the debt securities of that series as and when the same shall become due and payable, and continuance of such default for a period of ten (10) days after receipt by us of written notice of the default from any person;

•

failure by us to observe or perform any other covenant or agreement in respect of debt securities of that series for a period of ninety (90) days after the trustee gives us written notice, or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give us and the trustee written notice of default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the Indenture.

(Section 7.01).

The applicable supplement will describe any additional events of default that may be added to the Indenture for a particular series of debt securities. (Section 7.01). No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the Indenture.

The Indenture provides that the trustee will, within ninety (90) days after the occurrence of a default with respect to debt securities of the series, give to the holders of those debt securities notice of all uncured defaults known to it, provided that except in the case of default in payment of the principal of, premium, if any, or interest on the debt securities of that series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the holders of the debt securities of that series. The term “default” for the purpose of this provision means any event that is, or after notice or passage of time or both would be, an event of default with respect to the debt securities of such series. (Section 7.08).

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of that series to be due and payable immediately. (Section 7.01). Prior to any declaration accelerating the maturity of any series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default with respect to the debt securities of that series except a default (i) in the payment of principal of, premium, if any, or interest, if any, on any debt securities of that series or (ii) in regard to a covenant or provision applicable to that series that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. (Section 7.07). At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining or entering of a judgment or decree for the payment of money, the holders of a majority in aggregate principal amount of outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 7.01).

The Indenture provides that, except for the duty of the trustee in the case of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of these rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the trustee. (Sections 8.01 and 8.02).

The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of that series, except for cases in which the trustee is being advised by counsel that the action or proceeding may not lawfully be taken or would be in conflict with the terms of the Indenture or if the determination is made that the action or proceeding would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities not joining in the direction. (Section 7.07). Otherwise, a holder of debt securities of a series may not pursue any remedy with respect to the Indenture or any debt securities of that series unless:

•	the holder of debt securities of that series gives us and the trustee written notice of a continuing default;

•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding make a written request to the trustee to pursue the remedy;

•

the holder or holders of debt securities of that series offer the trustee reasonable security or indemnity satisfactory to the trustee against any costs, expenses and liabilities incurred in connection therewith;

•	the trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

•

during such sixty (60)-day period, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding do not give the trustee a direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of any debt securities to receive payment of the principal of, premium, if any, and interest, if any, on the debt securities of a series or to bring suit for the enforcement of any such payment on or after the due date expressed in the debt securities, which right shall not be impaired or affected without the consent of the holder. (Section 7.04).

We are required to furnish annually to the trustee a statement as to our performance and observance of and compliance with some of our obligations under the Indenture and as to any default in our performance, observance or compliance. (Section 5.08).

Global Securities.

We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for debt securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable supplement. (Section 2.11).

The applicable supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent.

Modification of the Indenture.

The Indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding further events of default or other covenants, restrictions or conditions for the benefit of the holders of all or any series of debt securities;

•	establishing the form or terms of any other series of debt securities; or

•

clarifying or curing ambiguities or inconsistencies in the indenture or making other provisions in regard to matters or questions arising under the indenture, if those actions do not adversely affect the interests of the holders of any affected series of debt securities in any material respect.

(Section 11.01).

We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series to be affected, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or debt security of a series or modifying in any manner the rights of the holders of the debt securities of that series to be affected, except that no supplemental indenture may, without the consent of the holders of all debt securities of that series then outstanding:

•

change the fixed maturity (which term for these purposes does not include payments due pursuant to any sinking, purchase or analogous fund) of those debt securities, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce any premium payable upon the redemption thereof or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date without the consent of the holder of each debt security so affected), or

•	reduce the percentage of debt securities of a series required to approve any such supplemental indenture.

(Section 11.02).

The Effect of Our Corporate Structure on Our Payment of the Debt Securities.

The debt securities are the obligations of Nucor exclusively. Because our operations are currently conducted in significant part through subsidiaries, the cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

Although the Indenture limits the incurrence of Secured Indebtedness, as described above in the subsection “Covenants Applicable to Our Debt Securities,” the debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

No Restriction on Sale or Issuance of Stock of Subsidiaries.

The Indenture contains no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, the subsidiary’s voting stock.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees.

No recourse for the payment of the principal of, premium, if any, or interest, if any, on any debt securities issued under the Indenture or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements in the Indenture or a supplemental indenture, or in any debt securities issued under the Indenture or because of the creation of any indebtedness represented thereby, shall be had against any of our incorporators, stockholders, officers, directors or employees or of any successor person thereof. Each holder, by accepting notes issued under the Indenture, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective to waive liabilities under the federal securities laws. (Section 14.01).

Reports to Holders and SEC Reports.

We will file with the trustee and transmit to holders of debt securities the information, documents and other reports required pursuant to the Trust Indenture Act at the times and in the manner provided in that Act. We will also file with the trustee any other information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within thirty (30) days after the information, documents or reports are required to be filed with the SEC. (Section 6.04).

Regarding the Trustee.

The Bank of New York Mellon is the trustee under the Indenture. Notice to the trustee should be directed to:

The Bank of New York Mellon

101 Barclay Street, Floor 8 West

New York, New York 10286

Attn: Corporate Trust Administration

With a copy to:

The Bank of New York Mellon

Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, Florida 32256

Attn: Corporate Trust Administration

DESCRIPTION OF OUR COMMON STOCK

The following description of certain terms of our common stock does not purport to be complete and is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), our By-laws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to review complete copies of our Restated Certificate of Incorporation and By-laws, which we have previously filed with the SEC. See “Where You Can Find More Information.”

General.

As of September 1, 2011, our authorized capital stock consists of 800,000,000 shares of common stock, par value $0.40 per share, and 250,000 shares of preferred stock, par value $4.00 per share, 200,000 shares of which have been designated as Series A Junior Participating Preferred Stock. As of August 27, 2011, 316,632,768 shares of common stock were issued and outstanding (not including treasury shares) and none of our preferred stock was issued and outstanding.

The holders of our common stock are entitled to have dividends declared in cash, property, or other securities out of any of our net profits or net assets legally available therefor as and when declared by our board of directors. This dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any. In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after satisfaction of creditors and the payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Each share of common stock is entitled to one vote with respect to all matters submitted to a vote of stockholders, except for the election of any directors with respect to which stockholders have cumulative voting rights.

The issued and outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable. Holders of our common stock do not have any preemptive or conversion rights, and we may not make further calls or assessments on our common stock. There are no redemption or sinking fund provisions applicable to our common stock.

Our common stock is traded on the New York Stock Exchange under the symbol “NUE.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York.

Delaware Anti-Takeover Law and Certain Restated Certificate of Incorporation and By-law Provisions.

The provisions of the DGCL, our Restated Certificate of Incorporation and By-laws may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

Delaware Law.

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•

Before the person became an “interested stockholder,” the board of directors of the corporation approved the transaction in which the “interested stockholder” became an “interested stockholder” or approved the business combination;

•

Upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

•

At or after the time the person became an “interested stockholder,” the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an “interested stockholder’s” percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt by the “interested stockholder” of various financial benefits provided by or through the corporation or any majority-owned subsidiary. In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Restated Certificate of Incorporation and By-law Provisions.

Our Restated Certificate of Incorporation and By-laws contain the following provisions that could have the effect of delaying, deferring or preventing a change in control of our Company:

•

Classified Board of Directors. Continuing until after the annual meeting of stockholders in 2013, our Restated Certificate of Incorporation classifies the board of directors into three separate classes, with the term of one-third of the directors expiring at each annual meeting. Having a classified board makes it more difficult for holders of our common stock to gain control of the board of directors. Beginning with the 2013 annual meeting of stockholders, and at each annual meeting thereafter, all directors will be elected annually.

•

Fixing and Changing Number of Directors. Our By-laws allow the board of directors to fix the number of directors within a specified range, preventing a potential acquirer from increasing the size of the board and nominating its slate of candidates to fill the newly created directorships.

•

Removal of Directors. Our directors may only be removed for “cause.” Under Section 141(k) of the DGCL, a director on a classified board may not be removed without cause. Thus, until our board is fully declassified in 2013, a potential acquirer would not be able to remove existing directors prior to the expiration of the directors’ term in 2013 even if it acquired control of the board. After the 2013 annual meeting, under our Restated Certificate of Incorporation, stockholders are prohibited from removing directors without cause. Thus, a potential acquirer would not be able to remove existing directors except at an annual meeting of stockholders.

•

Enhanced Voting Requirements for Transaction with Interested Party. Our Restated Certificate of Incorporation contains enhanced voting requirements for certain business combinations and transactions involving greater than 10% stockholders.

•

Amendment to our Restated Certificate of Incorporation. Our Restated Certificate of Incorporation contains enhanced voting requirements to amend certain provisions of the Restated Certificate of Incorporation.

•	Amendment to our By-laws. Our By-laws provide limitations on the ability of stockholders to amend, alter or repeal the By-laws.

•	Advance Notification. Our By-laws contain advance notice requirements for stockholder proposals and director nominations.

•

Issuance of Preferred Stock. Our Restated Certificate of Incorporation gives our board of directors the authority to issue, without stockholder approval, preferred stock with designations and rights that the board may determine.

Limitations of Liability and Indemnification of Directors and Officers.

Article VIII of our Restated Certificate of Incorporation and Section 145 of the DGCL generally provide that any person who serves or has served as our director, officer, employee or agent, or in such capacity at our request of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by us to the fullest extent permitted by law against (i) expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was acting in such capacity if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful and (ii) expenses (including attorneys’ fees) actually and reasonable incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was acting in such capacity if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation.

Our Restated Certificate of Incorporation and Section 145 of the DGCL also state that indemnification provisions described above are not exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. We may pay expenses incurred by our directors and officers in defending a civil or criminal action, suit or proceeding for which such persons may have a right of indemnification prior to the final disposition of such action, suit or proceeding if we receive an undertaking by or on behalf of such person to repay all amounts advanced unless such person is entitled to be indemnified by us as described above.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any action or omission occurring prior to the date when such provision becomes effective.

We maintain insurance for the benefit of directors and officers insuring them against liabilities under the Securities Act and claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a summary of some of the important terms of our preferred stock. You should review the applicable Delaware law, our Restated Certificate of Incorporation and By-laws, for a more complete description of our preferred stock.

General.

Our Restated Certificate of Incorporation authorizes us to issue 250,000 shares of preferred stock, par value $4.00 per share, 200,000 shares of which have been designated as Series A Junior Participating Preferred Stock. We may amend our Restated Certificate of Incorporation from time to time to increase the number of authorized shares of preferred stock. Such an amendment would require the approval of the holders of the voting capital stock entitled to vote on such an amendment in accordance with the terms of our Restated Certificate of Incorporation. As of the date of this prospectus, we had no shares of preferred stock outstanding.

The board of directors is authorized to designate the following with respect to each new series of preferred stock:

•	the title and stated value of the series;

•	the number of shares in each series;

•	the dividend rates and dates of payment;

•	whether dividends will be cumulative and, if cumulative, the date from which dividends will accumulate;

•	voluntary and involuntary liquidation preferences and the liquidation price and liquidation premium, if any, applicable to the series;

•	redemption prices, if redeemable, and the terms and conditions of such redemption;

•	the rights, if any, and the terms and conditions on which shares can be converted into shares of any other series or class;

•	the voting rights, if any; and

•	any other applicable terms.

We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock. The board of directors’ ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock and, under some circumstances, may discourage an attempt by others to gain control of us.

The terms of any series of preferred stock will be described in a supplement to this prospectus. Nevertheless, the description of the terms of any series of preferred stock in a supplement to this prospectus will not be complete. You should refer to the certificate of designation for the series of preferred stock for complete information.

Miscellaneous.

The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in any of the following ways:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers through a specific bidding, ordering or auction process or otherwise;

•	through any combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement with respect to the securities being offered will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts, selling commissions, agency fees and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or re-allowed or paid to dealers or agents.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may suspend or terminate any of these activities at any time.

Underwriters named in an applicable supplement are, and dealers and agents named in an applicable supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents or dealers and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against and contribution toward certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable supplement, we do not expect to apply to list any series of debt securities on a securities exchange.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina. Some attorneys with Moore & Van Allen PLLC own shares of our common stock.

Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Nucor Corporation for the year ended December 31, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s website at http://www.sec.gov or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.nucor.com. The information on our website is not a part of this prospectus or any applicable supplement.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

We incorporate by reference in this prospectus the documents listed below and any future documents that we file with the SEC (File No. 001-04119) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2011 and July 2, 2011;

•	our Current Reports on Form 8-K filed on January 3, 2011, May 17, 2011 and September 9, 2011; and

•

the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed on September 14, 2010 with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus through us, or from the SEC through the SEC’s website or at the address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Nucor Corporation

Attn: Corporate Secretary

1915 Rexford Road

Charlotte, North Carolina 28211

Telephone: (704) 366-7000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

$

$            % Notes due

$            % Notes due

PROSPECTUS SUPPLEMENT

July     , 2013

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

J.P. Morgan

Deutsche Bank Securities

Wells Fargo Securities